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                                                                   EXHIBIT 10.31



February 25, 2000

Greg MacIsaac
1522 N.W. 44th Ave
Camas, WA  98607

Dear Greg:

        We are pleased to offer you the position of Senior Vice President and Chief Operating Officer of Diedrich Coffee. This is a critical position that will take responsibility for all Company run operations for the Diedrich Coffee concept. Current concepts include Diedrich Coffee, Diedrich Coffee People (Oregon) and Diedrich Coffee Plantation (Arizona). As you know, we are currently the second largest specialty coffee company in the United States with plans to expand significantly in the near future.

Our offer is as follows:

- Base salary - $3,365.38 per week (paid on a bi-weekly basis) which equates to $175,000 annually at the completion of one full year of employment. Wages are reviewed annually as anniversary dates are reached.

- Incentive/Bonus plan - You will be eligible to participate in our vice presidents incentive plan, up to 25% of your annual base salary, which is paid based upon achievement of fiscal year budgeted income targets for the company and the successful completion of mutually agreed on individual objectives. Because your employment will not span our full fiscal year, we will prorate any award based on the amount of fiscal year remaining as you come on board.

- Stock Options - The Company will issue you options to purchase 50,000 shares of Diedrich Coffee. The strike price of the shares will be the trailing 5 day average of the price of the shares from the day you begin employment. These options vest over 2 years at a rate of 50% per year. The Board reviews issuance of additional stock options annually.

- Relocation - The Company will pay for all reasonable relocation expenses to the Irvine area (e.g. real estate fees, professional movers, closing costs, agreed on duplicate living expenses, 1.5 points on new loan origination, license/hook-up fees etc.). Additionally, the Company will address tax implications associated with the relocation.

- Vacation - You will be entitled to 2 weeks of vacation during your first year of employment. Additional vacation time will be earned as plan eligibility requirements are met.

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-   Benefits - You will participate in the company's executive benefits plan. A copy is attached. The benefit program may be modified from time to time.

-   401(k) participation based on eligibility criteria as plan is developed.

-   You are making a commitment to work for Diedrich Coffee for at least 2 years

- Employment at will - Diedrich Coffee may terminate your employment at any time, with or without cause or notice.

- Termination not for cause - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to twelve month's salary.

- Position reports directly to Tim Ryan - Chief Executive Officer of Diedrich Coffee.

-   Start date on or before March 27, 2000.

We look forward to your early response in becoming part of our team and feel you will enjoy your return to Orange County. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,


Tim Ryan
Chief Executive Officer, Diedrich Coffee

I accept the position of Senior Vice President, Chief Operating Officer, Diedrich Coffee on the above terms and conditions.



/s/ Greg MacIsaac                                 March 1, 2000
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Greg MacIsaac                                     Date